Exhibit 3.11

ARTICLES OF ORGANIZATION

OF

ADESA ARK-LA-TEX, LLC

STATE OF LOUISIANA

PARISH OF CADDO

BE IT KNOWN, that on this 26th day of May, 1998, before me, the undersigned Notary Public in and for the Parish and State aforesaid, personally came and appeared:

Warren W. Byrd, whose permanent business address is 310 East 96th Street, Suite 400, Indianapolis, Indiana (hereinafter referred to as “Organizer”);

who declared in the presence of the undersigned competent: witnesses that, availing himself of the provisions of Louisiana Revised Statutes § 12:1301 et seq., he does hereby organize a limited liability company to be governed under the said provisions of law setout under a separate operating agreement of even date herewith (hereinafter referred to as the “Operating Agreement”), and pursuant to the following terms and conditions:

ARTICLE I

Name

The name of this limited liability company (hereinafter referred to as the “Company”) shall be “ADESA Ark-La-Tex, LLC.”

ARTICLE II

Purpose

The purpose of this Company is for the transaction of any lawful business for which a limited liability company may be formed under the Act.

ARTICLE III

Ability of Member to Bind the Company

The ability of the Member to bind the Company shall be restricted pursuant to the terms and conditions of the Operating Agreement.

ARTICLE IV

Management

The business of the Company shall be managed under the direction and control of a management committee (the “Management Committee”) whose authority shall be restricted pursuant to the terms and conditions of the Operating Agreement. Members of the Management Committee need not be a member of the Company. Any person dealing with the Company may rely on a certificate signed by one of the Managers of the Company to establish the membership of any member, the authenticity of any record of the Company, or the authority of any person to act on behalf of the Company, including but not limited to the authority to take actions referred to in La. R.S. 12:1318(B).

ARTICLE V

Termination

The Company shall have a stated term of fifty years, which shall be the latest date on which it is to dissolve; provided, however, that the Member may extend the stated term by written consent and amendment of these Articles of Organization.

ARTICLE VI

Limitation of Liability

No Member, Manager, employee or agent of the Company is or shall be liable under any judgment, decree or order of any court, agency or other tribunal in the state of Louisiana or in any other jurisdiction, or on any other basis, for a debt, obligation or liability of the Company. The Member shall have no personal liability whatsoever to any third party, for monetary damages or otherwise, as a result of membership in or management of the Company.

THUS DONE AND PASSED before me, Notary, on this 26th day of May, 1998, in the presence of the undersigned competent witnesses, after due reading of the whole.

WITNESSES:

/s/ Warren W. Byrd
Warren W. Byrd

illegible
NOTARY PUBLIC
IN AND FOR CADDO PARISH, LOUISIANA
MY COMMISSION IS FOR LIFE